Delek US Announces Agreement to Acquire 48 Percent Ownership Interest in Alon USA

•	Definitive agreement reached to acquire 33.7 million Alon USA shares from Alon Israel

•	Increases Delek US’ asset diversity and offers future growth opportunities

BRENTWOOD, Tenn., April 14, 2015 (BUSINESS WIRE) – Delek US Holdings Inc. (NYSE: DK) (“Delek US”) announced that it has entered into a definitive stock purchase agreement with Alon Israel Oil Company Ltd. (“Alon Israel”) to acquire approximately 33.7 million shares, or approximately 48 percent of the outstanding shares, of Alon USA Energy, Inc. (NYSE: ALJ) (“Alon USA”) common stock owned by Alon Israel.

Uzi Yemin, Chairman, President and Chief Executive Officer of Delek US stated, “We are excited about this opportunity to invest in Alon USA as it broadens our asset diversity while offering future growth opportunities. We would like to thank Alon Israel’s management team for their support and efforts in this transaction, and we look forward to working with Alon USA’s Board of Directors and management team to create further value together in the future."

Prior to commencing negotiations with Alon Israel, Delek US entered into a stockholder agreement with Alon USA. During the first year following the closing of this transaction, the agreement allows Delek US to acquire up to 49.99 percent of the outstanding shares of Alon USA at its discretion, with additional ownership above this threshold subject to approval of Alon USA’s board of directors. The stockholder agreement will expire on the first anniversary of the closing of this transaction, and Delek US will then have no further restrictions on ownership in Alon USA.

Transaction Financing
The consideration to be paid by Delek US to acquire the Alon USA common stock will consist of the issuance of 6.0 million shares of restricted Delek US common stock to Alon Israel, an unsecured $145.0 million promissory note payable to Alon Israel maturing in January 2021 and $200.0 million of cash that will be funded with a combination of cash on hand and borrowings on new or existing credit facilities. An additional 200,000 shares of Delek US common stock may be issued to Alon Israel under certain circumstances as outlined in the agreement. The approximate value of the transaction consideration is $572.4 million based upon a closing price of $37.90 per share of Delek US common stock on April 14, 2015. The transaction is expected to close in the second half of May subject to customary governmental and other third party approvals.

Bank of America Merrill Lynch and Barclays acted as financial advisors to Delek US in connection with this transaction.

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified downstream energy company with assets in petroleum refining, logistics and convenience store retailing. The refining segment consists of refineries operated in Tyler, Texas and El Dorado, Arkansas with a combined nameplate production capacity of 155,000 barrels per day. Delek US Holdings, Inc. and its affiliates own approximately 62 percent (including the 2 percent general partner interest) of Delek Logistics Partners, LP. Delek Logistics Partners, LP (NYSE: DKL) is a growth-oriented master limited partnership focused on owning and operating midstream energy infrastructure assets. The retail segment markets fuel and merchandise through a network of approximately 365 company-operated convenience store locations operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.

Safe Harbor Provisions Regarding Forward-Looking Statements
This press release contains forward-looking statements that are based upon current expectations and involve a number of risks and uncertainties. Statements concerning current estimates, expectations and projections about future results, performance, prospects and opportunities and other statements, concerns, or matters that are not historical facts are “forward-looking statements,” as that term is defined under the federal securities laws.

Investors are cautioned that the following important factors, among others, may affect these forward-looking statements. These factors include but are not limited to: management's ability to execute its strategy of growth through acquisitions and the transactional risks associated with acquisitions; changes in the scope, costs, and/or timing of capital and maintenance projects; risks and uncertainties with respect to the quantities and costs of crude oil we are able to obtain and the price of the refined petroleum products we ultimately sell; operating hazards inherent in transporting, storing and processing crude oil and intermediate and finished petroleum products; gains and losses from derivative instruments;; our competitive position and the effects of competition; the projected growth of the industries in which we operate; general economic and business conditions, particularly levels of spending relating to travel and tourism or conditions affecting the southeastern United States; and other risks contained in our filings with the United States Securities and Exchange Commission.

Forward-looking statements should not be read as a guarantee of future performance or results and will not be accurate indications of the times at, or by which such performance or results will be achieved. Forward-looking information is based on information available at the time and/or management's good faith belief with respect to future events, and is subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. Delek US undertakes no obligation to update or revise any such forward-looking statements.

U.S. Investor / Media Relations Contact:
Keith Johnson
Vice President of Investor Relations
615-435-1366
or
Chris Hodges
Founder & CEO
Alpha IR Group
312-445-2870